Exhibit 10.36

RR Donnelley

Management By Objective Plan

(As amended and restated effective January 11, 2012)

OVERVIEW

The RR Donnelley Management By Objective Plan (the “Management By Objective Plan” or the “Plan”) is designed to promote the growth and profitability of RR Donnelley and its subsidiaries with incentives to reward and enhance the retention of eligible employees. Awards are made depending on the Company’s financial performance and on how well an eligible employee performs against individual objectives that link to and support RR Donnelley’s strategic and financial priorities.

The Plan is a sub-plan of the R. R. Donnelley & Sons Company 2004 Performance Incentive Plan (the “2004 PIP”) and is subject to all of the performance conditions established pursuant to the 2004 PIP and the limitations set forth therein. With respect to participants who are subject to Section 162(m) of the Internal Revenue Code, as amended (the “Code”), to the extent that any term of the Plan conflicts with the terms of the 2004 PIP, the terms of the 2004 PIP will apply.

The Human Resources Committee of the Board of Directors (the “Committee’) administers the Plan. The Committee has authority to establish rules and regulations for the Plan’s implementation and administration, including the authority to impose limitations and conditions, with respect to competitive employment or otherwise, that are not inconsistent with the Plan’s purposes.

PARTICIPATION

Eligibility is limited to officers selected by the Committee and other key employees designated in writing annually by the Chief Human Resources Officer.

TARGET AWARD PERCENTAGE AND PLAN FUNDING

Each eligible participant’s target incentive opportunity under the Management By Objective Plan is a percentage of such participant’s base salary as of December 31 of the Plan Year, or such other amount as determined by the Committee. This is referred to as the “Target Award Percentage” and will be communicated to eligible participants annually. Eligible wages do not include disability benefit payments. The “Plan Year” for any year is the calendar year. The portion of any Target Award Percentage that is dependent upon achievement of personal objectives may vary based on the participant’s level in the Company (the “Personal Objective Percentage”) and will be communicated to eligible participants annually.

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Subject to the performance conditions established under the 2004 PIP and the limitations set forth therein, the Company must fund the Plan for a Plan Year for participants to receive an award for that Plan Year. The decision whether or not to fund the Plan for a particular Plan Year, as well as the Plan’s funding level, is made by the Committee in its sole discretion based on financial performance targets set by the Committee, which may not be amended after the end of the Plan Year. Plan funding is based upon the Company’s actual financial performance for the Plan Year against the previously set targets and if the Committee determines that the financial targets have been met the Plan will be funded.

If the Company funds the Plan, then awards will be made based upon the Plan’s funding level and the participant’s achievement of his or her personal objectives, up to 125% of the participant’s Target Award Percentage (or such other percentage as determined by the Committee). The Committee will determine the percentage of the participant’s Target Award Percentage to be paid out based upon the participant’s Personal Objective Percentage, achievement of personal objectives and the Plan’s funding level, and such percentages will be communicated to the participant.

Any actual award made under the Management By Objective Plan can range from 0% to 125% of the Target Award Percentage (or such other percentage as determined by the Committee), depending upon the Plan’s funding level, the participant’s Personal Objective Percentage and achievement of the participant’s personal objectives.

Example 1. Assume the following:

•	Susan’s base salary is $200,000

•	Her Target Award Percentage is 50%

•	Her Personal Objective Percentage is 50%

•	She achieves all of her personal objectives

•	The Plan funding level for the year is 100%

•	The Committee determines that Susan’s award should not be subject to any adjustments

Susan’s award for the Plan Year would be $100,000, calculated as follows:

•	$200,000 base salary x 50% Target Award Percentage x 100% Plan funding = $100,000 max potential award

•	50% Personal Objective Percentage x $100,000 max potential award = $50,000

•	+ $50,000 (50% not dependent personal objective achievement)

•	= $100,000 actual award

Example 2. Same facts as 1 except that, due to the Company’s financial performance, the Plan funding level is 50% rather than 100%.

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Susan’s award would be $50,000, calculated as follows:

•	$200,000 base salary x 50% Target Award Percentage x 50% Plan funding = $50,000 max potential award

•	50% Personal Objective Percentage x $50,000 max potential award = $25,000

•	+ $25,000 ( 50% not dependent on personal objective achievement)

•	= $50,000 actual award

Example 3. Same facts as 1 except Susan only achieves 25% of her personal objectives.

Susan’s award would be $62,500, calculated as follows:

•	$200,000 base salary x 50% Target Award Percentage x 100% Plan funding = $100,000 max potential award

•	50% Personal Objective Percentage x $100,000 max potential award = $50,000

•	x 25% personal objective achievement = $12,500

•	+ $50,000 (50% not dependent on personal objective achievement)

•	= $62,500 actual award

PERSONAL OBJECTIVES

Personal objectives are established for each participant each Plan Year to link and support RR Donnelley’s strategic and financial priorities. A participant’s personal objectives are determined each year in consultation with the participant and his or her manager and are communicated to the participant in writing as part of the objective goal-setting process. The portion of any Target Award Percentage that is dependent upon achievement of personal objectives may vary based on the participant’s level in the Company and will be communicated to eligible participants annually. The Committee’s determination of whether a participant has attained, in whole or in part, the participant’s personal objectives for a Plan Year, shall be final and binding.

AWARD AMOUNT AND PAYMENT

Awards are paid following the Plan Year after the Committee has certified the achievement of performance goals under the 2004 PIP and the Plan funding decisions and personal performance measurements have been made. Except as otherwise provided herein or by the Committee at any time prior to the end of such Plan Year, any award to be paid under the Plan shall be paid to recipients within 2  1/2 months after the end of the Plan Year (i.e., by March 15). A participant must be on the payroll of the Company as of the end of the Plan Year (i.e. as of December 31) to receive an award. Special provisions apply to retirees and in the case of a participant’s death or Disability. (Please refer to the Changes in Employment Status section of this document for details.)

The Committee has the discretionary authority prior to the end of the Plan Year to determine to pay any award in installment payments over a specified period of time. The Committee also has discretionary authority to increase or decrease the amount of the award otherwise payable if it determines prior to the end of the Plan Year that an adjustment is appropriate to better reflect the

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actual performance of the Company and/or the participant; provided, however, that the Committee may not increase the amount of the award payable to a person who is a “covered employee,” as defined in Section 162(m) of the Code, to an amount in excess of the amount earned under the 2004 PIP. The Committee also has discretionary authority to reduce the amount of the award otherwise payable if it determines that the participant engaged in misconduct.

BENEFITS AND TAX TREATMENT

Award payments are subject to applicable deductions, including social security taxes and federal and applicable state and local income tax withholding.

The treatment of award payments as compensation for purposes of other RR Donnelley employee benefits plans is determined by the terms of the applicable plans.

CHANGES IN EMPLOYMENT STATUS

A.	PROMOTIONS, DEMOTIONS, TRANSFERS, CHANGES IN ASSIGNMENT

If a participant is promoted, demoted, transferred to or between business units or from corporate during the year, any award payout normally will be calculated by prorating the payouts for each eligible position based on the time assigned to that position.

B.	NEW HIRE

Employees hired prior to October 1st of the Plan Year shall be eligible to participate in the Management By Objective Plan in the year of hire if designated. Eligible employees hired after September 30th of the Plan Year shall not be eligible to begin participation in the Plan until the following year, except for those who receive approval for participation from the Company’s Chief Human Resources Officer.

C.	RETIREMENT, DEATH or DISABILITY

A participant’s retirement*, death, or Disability** during a Plan Year or prior to the payment date will not disqualify a participant from eligibility to receive any award that otherwise would be due under the Plan.

*	For purposes of the Plan, “retirement” generally means (i) retirement at age 65, or (ii) retirement at or after age 55 with 5 or more years of continuous service.

**	For purposes of the Plan, “Disability” means disability as defined as in the Company’s long-term disability policy as in effect at the time of the participant’s disability.

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D.	OTHER TERMINATION

If participant’s employment terminates for reasons other than retirement (as defined above), death, or Disability (as defined above) prior to the end of the Plan Year, no award shall be payable.

ADMINISTRATION

The Committee has full discretionary authority to administer the Plan, including the authority to determine the performance achievement attained under the Plan. The Committee may delegate to members of RR Donnelley’s management the authority to administer the Plan and determine performance under the Plan.

RR Donnelley retains the right to amend or terminate the Plan at any time; provided however that awards for any plan year may not be amended or terminated after the completion of such Plan Year except in cases of misconduct of the participant.

Questions regarding the Plan should be directed to the Corporate Compensation Department.

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